EXHIBIT (a)(1)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE COMMON STOCK OF

ATS CORPORATION

APRIL 8, 2008

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON MAY 6, 2008, UNLESS THE OFFER PERIOD IS EXTENDED (THE “EXPIRATION DATE”).  THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL RECORD HOLDERS OF WARRANTS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

ATS Corporation (the “Company”) is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), for a period of twenty (20) business days, or until May 6, 2008 (the “Offer Period”).  The Offer is being made to all holders of the Company’s publicly traded warrants (the “Warrants”) to purchase common stock (the “Common Stock”), which were issued by Federal Services Acquisition Corporation, the Company’s legal predecessor, in its initial public offering.  The Offer was approved by the Company’s Board of Directors on April 1, 2008.

There are currently Warrants outstanding to purchase 36,380,195 shares of Common Stock for $5.00 per share.  The Company’s Common Stock and Warrants are traded on the Over-the-Counter Bulletin Board under the symbols ATCT.OB and ATCTW.OB, respectively.  On April 3, 2008, the last reported sale prices of such securities were $2.60 and $0.13, respectively. The Company also has a current trading market for its units (“Units”). One Unit consists of one share of Common Stock and two Warrants. The Units trade on the Over-the-Counter Bulletin Board under the symbol ATCTU.OB, and on April 3, 2008, the last reported sale price of a Unit was $2.65.

This Offer is to temporarily modify the terms of the Warrants during the Offer Period to permit Warrant holders to tender their Warrants for exercise as follows:

•                                          A holder may tender Warrants for exercise on a cashless basis.  For each 12.5 Warrants tendered, the holder will receive one share of Common Stock, without paying a cash exercise price.  A holder may tender as few or as many Warrants as the holder elects.

•                                          For each 10 Warrants a holder tenders in the cashless exercise, the holder may also exercise one additional Warrant for cash by paying a reduced exercise price of $2.25 for one share of Common Stock.  Exercising Warrants at the reduced cash price is not a requirement to participating in the cashless exercise described above.

You may tender some or all of your Warrants on these terms.  You may tender Warrants under the cashless exercise method above and, if you participate in the cashless exercise, you may also exercise Warrants for the reduced cash price under the second method. If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their original terms, by following the instructions herein.  If you tendered Warrants for both cashless exercise and cash exercise at the reduced price, then before the Expiration Date:

•                                          you may withdraw some or all of the Warrants tendered for cash exercise without affecting the Warrants tendered for cashless exercise; but

•                                          if you withdraw some or all of the Warrants tendered in the cashless exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cash exercise, if your tender exceeds the limit of one cash exercise Warrant for each 10 Warrants tendered for cashless exercise.

WARRANTS WHICH ARE NOT TENDERED WILL RETAIN THEIR CURRENT TERMS, INCLUDING THE CURRENT $5.00 EXERCISE PRICE AND EXPIRATION DATE OF OCTOBER 19, 2009.

Investing in the Company’s securities involves a high degree of risk.  See “Risk Factors” in Section 12 of this letter for a discussion of information that you should consider before tendering Warrants in this Offer.

The Offer to modify the terms on which the Warrants may be exercised will commence on April 8, 2008 (the date the materials relating to the Offer are first sent to the holders) and end on May 6, 2008 at 5:00 p.m., Eastern Daylight Time, unless extended. At the expiration of the Offer, the original terms of the Warrants, including, but not limited to, the $5.00 per share cash exercise price and the number of shares of Common Stock (one share) into which a Warrant may be exercised, shall resume and continue to apply until the Warrants expire by their terms on October 19, 2009.

THIS OFFER IS CONDITIONED UPON THE EXISTENCE OF AN EFFECTIVE AMENDMENT TO THE COMPANY’S REGISTRATION STATEMENT ON FORM S-3 REGARDING THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS.

All of the currently outstanding publicly-traded Warrants are the subject of this Offer, including those Warrants that are a part of the outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer.  For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

A detailed discussion of the Offer is contained in this Offer Letter. Warrant holders are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS, HER OT ITS WARRANTS.

IT IS THE COMPANY’S CURRENT INTENT NOT TO CONDUCT ANOTHER OFFER TO PROMOTE THE EARLY EXERCISE OF THE WARRANTS, BUT THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO REDEEM THE WARRANTS IF AND WHEN IT

IS PERMITTED TO DO SO PURSUANT TO THE WARRANT TERMS. PURSUANT TO THEIR ORIGINAL TERMS, THE WARRANTS MAY BE REDEEMED IN WHOLE OR IN PART AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY’S COMMON STOCK EQUALS OR EXCEEDS $8.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

IMPORTANT PROCEDURES

If you want to tender all or part of your Warrants, you must do one of the following before the Offer expires:

•                                          if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•             if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for this Offer; or

•                                          if you are an institution participating in The Depository Trust Company, called the ‘‘book-entry transfer facility’’ in this document, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants but:

•                                         your certificates for the Warrants are not immediately available or cannot be delivered to the depositary; or

•                                         you cannot comply with the procedure for book-entry transfer; or

•                                         your other required documents cannot be delivered to the depositary before the expiration of the Offer then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE COMPANY’S OFFER.

NO FRACTIONAL SHARES WILL BE ISSUED IN THE OFFER.  IF YOU ELECT TO EXERCISE WARRANTS AND YOUR EXERCISE WOULD RESULT IN A FRACTIONAL SHARE OF COMMON STOCK TO BE ISSUED YOU WILL RECEIVE THE MARKET VALUE OF SUCH FRACTIONAL SHARE BASED ON THE CLOSING PRICE OF THE COMMON STOCK ON THE DAY IMMEDIATELY PRECEDING THE EXPIRATION DATE.

If you have any question or need assistance, you should contact Morrow & Co., LLC, the Information Agent for the Offer.  You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.  Morrow may be reached at:

Morrow & Co., LLC

470 West Avenue, Stamford, CT 06902

Warrant holders, please call Toll Free: (800) 607-0088

Banks and brokerage firms, please call: (800) 662-5200

SUMMARY

The Company	ATS Corporation, a Delaware corporation, with principal executive offices at 7915 Jones Branch Road, McLean, Virginia 22102, telephone (703) 506-0088.

The Warrants

As of April 3, 2008, the Company had 36,380,195 Warrants outstanding that were issued by Federal Services Acquisition Corporation, the Company’s legal predecessor, in its initial public offering.   Each Warrant is exercisable for one share of Common Stock at a cash exercise price of $5.00.  By their terms, the Warrants will expire on October 19, 2009, unless sooner redeemed by the Company, as permitted under the Warrants.

Market Price of the Common Stock and Warrants

The Common Stock and Warrants are listed on the Over-the-Counter Bulletin Board under the symbols ATCT.OB and ATCTW.OB, respectively. On April 3, 2008, the last reported sale prices of such securities were $2.60 and $0.13, respectively. The Units also trade on the Over-the-Counter Bulletin Board under the symbol ATCTU.OB, and the last reported sales price of the Units on April 3, 2008 was $2.65.

The Offer

This Offer is being made to all Warrant holders.  The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding. The Offer may also result in the Company raising additional capital. The Board of Directors believes that the substantial number of Warrants now outstanding creates uncertainty in the Company’s capital structure, as well as opportunities for arbitrage that may adversely affect the Company’s trading price.

Cashless Net Exercise

Until the Expiration Date of the Offer, holders can exercise Warrants in a cashless manner by tendering Warrants in exchange for Common Stock.  For each 12.5 Warrants tendered, the holder will receive one share of Common Stock, without paying a cash exercise price.  A holder may tender as few or as many Warrants as the holder elects, in accordance with the instructions herein, and must accompany the Letter of Transmittal.

Reduced Cash Exercise

For each 10 Warrants a holder tenders in the cashless exercise, the holder may also exercise one additional Warrant for cash by paying a reduced exercise price of $2.25 for one share of Common Stock.  The exercise price of the Warrant is payable only by certified bank check or wire transfer of immediately available funds in accordance with the instructions herein, and must accompany the Letter of Transmittal.

Exercising Warrants at the reduced cash price is not a requirement to participating in the cashless exercise, but is an additional benefit offered to those who do.  The election to exercise Warrants for cash does not need to be made at the same time the holder submits Warrants for the cashless exercise, but must be made before the Expiration Date of the Offer.

Expiration Date of Offer

5:00 p.m., Eastern Daylight Time, on May 6, 2008, unless extended by the Company.  All Warrants and related paperwork, as well as payment for Warrants exercised for cash, must be received by the Information Agent by this time, as instructed herein.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date of the Offer, as described in greater detail in Section 3 herein.

If you tendered Warrants for both cashless exercise and cash exercise at the reduced price, then before the Expiration Date, you may withdraw some or all of the Warrants tendered for cash exercise without affecting the Warrants tendered for cashless exercise.  However, if you withdraw some or all of the Warrants tendered for cashless exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cash exercise, if your tender for cash exercise exceeds the limit of one cash exercise Warrant for each 10 Warrants tendered for cashless exercise.

For example, if you tendered 100 Warrants for cashless exercise and 10 Warrants for cash exercise, but decided to withdraw 25 of the cashless exercise Warrants, then you must also withdraw (or will be treated as having withdrawn) 2.5 Warrants for cash exercise. A withdrawal of any number of Warrants for cash exercise will not impact your tender of Warrants for cashless exercise.

Participation by Directors

Each director of the Company who owns Warrants will exercise all of his Warrants.  Such exercise may be through either cashless net exercise or reduced cash exercise, at the option of the director, but in accordance with the terms of the Offer.

Conditions of the Offer	The conditions to the Offer are:

(A) the existence of an effective amendment to the Company’s registration statement on Form S-3 regarding the Common Stock issuable upon exercise of the Warrants; and

(B) each Holder delivering to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

Fractional Shares

No fractional shares will be issued in the Offer.  The cashless exercise feature requires that 12.5 Warrants be tendered for each share of Common Stock.  If the block of Warrants you tender includes an odd lot of fewer than 12.5 Warrants, and you have not elected to exercise those Warrants for cash, then you will receive a cash payment equal to the market value of 2/25th of a share of Common Stock for each Warrant in the odd lot. The market value will be based on the closing price of the Common Stock on the trading day immediately preceding the Expiration Date of the Offer.

For example, if you submit 74 Warrants for cashless exercise, you will receive five shares of Common Stock in exchange for 62.5 of the Warrants (based on the exchange ratio of 12.5 Warrants for a share of Common Stock).  You will have 11.5 Warrants left over.  You may exercise one Warrant for cash at $2.25 per share, and for the remaining 10.5 Warrants, you will receive a cash payment equal to 21/25th of the value of a share of Common Stock based on the closing price of the Common Stock on the trading day immediately preceding the Expiration Date of the Offer.  Alternatively, if you do not exercise any of the 11.5 Warrants for cash, you will receive a cash payment for the 11.5 Warrants equal to 23/25th of the value of a share of Common Stock based on the closing price of the Common Stock on the trading day immediately preceding the Expiration Date of the Offer.

Examples of Participation	A holder has 10,000 Warrants. Several examples of what the holder may elect during the Offer Period are as follows:

1.  If the holder wishes to take maximum advantage of the reduced cash exercise feature, the holder will tender 9,100 Warrants for 728 shares of Common Stock in the cashless net exercise, and will exercise 900 additional Warrants at $2.25 cash per share.  The holder will end up with 1,628 shares of Common Stock by tendering 10,000 Warrants, and paying $2,025.

2. If the holder wishes to take maximum advantage of the cashless net exercise, the holder will tender 10,000 Warrants in exchange for 800 shares of Common Stock.

3.  The holder may choose an approach that is between the two approaches above.  For example, of the holder’s 10,000 Warrants, the holder may tender 6,000 Warrants for 480 shares of Common Stock in the cashless net exercise, and exercise 400 additional Warrants at $2.25 cash per share (of the 600 Warrants that the holder would be eligible to exercise at the reduced price).  The holder will end up with 880 shares of Common Stock by tendering 6,400 Warrants, and paying $900.  The holder will retain 3,600 Warrants, which will revert to their original terms after the Offer Period (including the original $5.00 cash exercise price per share).

How to Tender Warrants

To tender your Warrants, you must complete one of the actions described herein under ‘‘Important Procedures’’ before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. Warrant holders, please call Toll Free: (800) 607-0088.  Banks and brokerage firms, please call: (800) 662-5200.

Further Information

Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the Information Agent — Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. Warrant holders, please call Toll Free: (800) 607-0088.  Banks and brokerage firms, please call: (800) 662-5200.

THE OFFER

Risks of Participating In the Offer

Participation in this Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, the Company strongly encourages you to read this Offer in its entirety and review the documents referred to in Sections 9 and 13.

1.                                      GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer for a period of twenty (20) business days, ending May 6, 2008 at 5:00 p.m., Eastern Daylight Time, to the holders of the Company’s Warrants, as follows:

•                                          A holder may tender Warrants for exercise on a cashless basis.  For each 12.5 Warrants tendered, the holder will receive one share of Common Stock, without paying a cash exercise price.  A holder may tender as few or as many Warrants as the holder elects; and

•                                          For each 10 Warrants a holder tenders in the cashless exercise, the holder may also exercise one additional Warrant for cash by paying a reduced exercise price of $2.25 for one share of Common Stock.  Exercising Warrants at the reduced cash price is not a requirement to participating in the cashless exercise offer described above.

You may tender some or all of your Warrants on these terms.  You may tender Warrants under the cashless exercise method above and, if you participate in the cashless exercise, you may also exercise Warrants for the reduced cash price under the second method. If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their original terms, by following the instructions herein.  If you tendered Warrants for both cashless exercise and cash exercise at the reduced price, then before the Expiration Date:

•                                          you may withdraw some or all of the Warrants tendered for cash exercise without affecting the Warrants tendered for cashless exercise; but

•                                          if you withdraw some or all of the Warrants tendered in the cashless exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cash exercise, if your tender exceeds the limit of one cash exercise Warrant for each 10 Warrants tendered for cashless exercise.

No fractional shares will be issued in the Offer.  The cashless exercise feature requires that 12.5 Warrants be tendered for each share of Common Stock.  If the block of Warrants you tender includes an odd lot of fewer than 12.5 Warrants that cannot be exercised for a whole share of stock, then you will receive a cash payment equal to the market value of 2/25th of a share of Common Stock for each Warrant in the odd lot. The market value will be based on the closing price of the Common Stock on the trading day immediately preceding the Expiration Date of the Offer.

Examples

A holder has 10,000 Warrants.  Several examples of what the holder may elect during the Offer Period are as follows:

1.  If the holder wishes to take maximum advantage of the reduced cash exercise feature, the holder will tender 9,100 Warrants for 728 shares of Common Stock in the cashless net exercise, and will exercise 900 additional Warrants at $2.25 cash per share.  The holder will end up with 1,628 shares of Common Stock by tendering 10,000 Warrants, and paying $2,025.

2.  If the holder wishes to take maximum advantage of the cashless net exercise, the holder will tender 10,000 Warrants in exchange for 800 shares of Common Stock.

3.  The holder may choose an approach that is between the two approaches above.  For example, of the holder’s 10,000 Warrants, the holder may tender 6,000 Warrants for 480 shares of Common Stock in the cashless net exercise, and exercise 400 additional Warrants at $2.25 cash per share (of the 600 Warrants that the holder would be eligible to exercise at the reduced price).  The holder will end up with 880 shares of Common Stock by tendering 6,400 Warrants, and paying $900.  The holder will retain 3,600 Warrants, which will revert to their original terms after the Offer Period (including the original $5.00 cash exercise price per share).

A.                                   Period of Offer

The Offer will only be open for a period beginning on April 8, 2008 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to holders of the Warrants who have not tendered any Warrants. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. See Section 10.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO PROMOTE THE EARLY EXERCISE OF THE WARRANTS, PROVIDED THAT THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS. PURSUANT TO THEIR ORIGINAL TERMS, THE WARRANTS MAY BE REDEEMED IN WHOLE OR IN PART AT A PRICE OF $0.01 PER WARRANT IF THE SALES PRICE OF THE COMPANY’S COMMON STOCK EQUALS OR EXCEEDS $8.50 PER SHARE FOR ANY 20 TRADING DAYS WITHIN A 30 TRADING DAY PERIOD ENDING 3 BUSINESS DAYS BEFORE A NOTICE OF REDEMPTION IS SENT.

B.                                     Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer.

WARRANTS NOT EXERCISED DURING THE PERIOD OF THE OFFER SHALL, AFTER THE EXPIRATION DATE, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER.  UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON OCTOBER 19, 2009, UNLESS SOONER REDEEMED AS PERMITTED BY THEIR TERMS.

C.                                     Exercise by Cashless Net Exercise

Exercising the Warrants by cashless net exercise will require surrendering 12.5 Warrants to acquire each share of Common Stock in accordance with the Company’s instructions and accompanied by the Letter of Transmittal.  If the block of Warrants you tender includes an odd lot of fewer than 12.5 Warrants that cannot be exercised for a whole share of stock, then you will receive a cash payment equal to the market value of 2/25th of a share of Common Stock for each Warrant in the odd lot. The market value will be based on the closing price of the Common Stock on the trading day immediately preceding the Expiration Date of the Offer.

D.                                    Exercise by Cash Exercise at Reduced Price of $2.25 per Share

The exercise price of the Warrants exercised pursuant to the reduced exercise price feature of the Offer will be payable only by bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

E.                                      Combinations of Methods to Exercise

You may tender your Warrants under the cashless net exercise described in (C), or a combination of the cashless net exercise and the reduced cash exercise method described in (D) above.  You may not participate solely in the reduced cash exercise method described in (D) above.

F.                                      Conditions to the Offer

THIS OFFER IS CONDITIONED UPON THE EXISTENCE OF AN EFFECTIVE AMENDMENT TO THE COMPANY’S REGISTRATION STATEMENT ON FORM S-3 REGARDING THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS.

In order to register the shares issued upon exercise of the Warrants in this Offer, the Company has filed with the Securities and Exchange Commission a post-effective amendment to the existing Form S-3 Registration Statement that is on file covering the shares of Common Stock underlying the Warrants.  The amendment to the Form S-3 reflects the terms of the Warrants as amended in the Offer.

The Company will not complete the Offer unless and until the post-effective amendment to the Form S-3 is declared effective.  If there is a delay in the Form S-3 becoming effective, the Company may, in its discretion, extend, suspend or cancel the Offer, and will inform Warrant holders of such event.

G.                                     No Recommendation; Holder’s Own Decision

NONE OF THE COMPANY, OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO ANY HOLDER OF A WARRANT AS TO WHETHER TO EXERCISE THEIR WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO EXERCISE THEIR WARRANTS.

2.                                      PROCEDURE FOR EXERCISING AND TENDERING WARRANTS

A.                                   Proper Exercise and Tender of Warrants

To exercise and tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the exercising Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants exercised and the method of exercise (either exchange or a combination of exchange and cash payment); and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are exercised by a registered holder of the Warrants who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or stock powers guaranteed.

An exercise of Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the exercising holder of Warrants and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.  The depositary will establish an account for the shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

WARRANTS HELD THROUGH CUSTODIANS.  If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to exercise your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to exercise and deliver warrants on your behalf.

Unless the Warrants being exercised are delivered to the depositary by 5:00 P.M., Eastern Daylight Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted agent’s message, and in the case of a cash exercise, proper payment, the Company may, at its option, treat such exercise as invalid.  Issuance of Common Stock upon exercise of Warrants will be made only against the valid exercises of the Warrants.

GUARANTEED DELIVERY.  If you want to exercise your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the depositary prior to the Expiration Date, you can still exercise your Warrants if all the following conditions are met:

(A)                             the tender is made by or through an Eligible Institution;

(B)                               the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this document (with signatures guaranteed by an Eligible Institution); and

(C)                               the depositary receives, within three Over-the-Counter Bulletin Board trading days after the date of its receipt of the notice of guaranteed delivery:

(1)                                 the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

(2)                                 a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

In any event, the issuance of shares of Common Stock for Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

B.                                     Conditions of the Offer

The conditions to the Offer are:

(i)            the existence of an effective amendment to the registration statement on Form S-3 regarding the Common Stock issuable upon exercise of the Warrants; and

(ii)           each Holder delivering to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

C.                                     Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of the Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.                                    Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance

Instructions” in the Letter of Transmittal; or (b) such Warrants are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.                                      WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Warrants tendered, and tenders of such Warrants may not be withdrawn except as otherwise provided in this Section 3.

If you tendered Warrants for both cashless exercise and cash exercise at the reduced price, then before the Expiration Date you may withdraw some or all of the Warrants tendered for cash exercise without affecting the Warrants tendered for cashless exercise.  However, if you withdraw some or all of the Warrants tendered cashless exercise, you will be required to withdraw (or you will be treated as having withdrawn) Warrants tendered in the cash exercise, if your tender for cash exercise exceeds the limit of one Warrant for each 10 Warrants tendered for cashless exercise.

For example, if you tendered 100 cashless Warrants for cashless exercise and 10 Warrants for cash exercise, but decided to withdraw 25 of the cashless exercise Warrants, then you must also withdraw (or will be treated as having withdrawn) 2.5 Warrants for cash exercise. However, a withdrawal of any number of Warrants for cash exercise will not impact your tender of cashless Warrants for cashless exercise and none would have to be withdrawn.

To be effective, a written notice of withdrawal must be timely received by the depositary at its address identified in this Offer. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the depositary, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) withdrawing its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the depositary specifying the name of the Warrant holder who exercised the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Guarantor Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.                                      ACCEPTANCE FOR PAYMENT OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, from April 8, 2008 to the Expiration Date, the Company will accept for exercise Warrants validly tendered. The Common Stock to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and, (i) in the event of an exercise by exchange, the surrender of Warrants being tendered and (ii) in the event of an exercise by cash in conjunction with an exchange, a certified bank check or wire transfer of immediately available funds in accordance with the instruction herein in the amount of the purchase price of the Common Stock.

For purposes of the Offer, the Company will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance.

5.                                      BACKGROUND AND PURPOSE OF THE OFFER

A.                                   Information Concerning ATS Corporation

The Company was organized as a “blank check” company under the laws of the State of Delaware on April 12, 2005 and formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the federal services and defense industries. Its principal executive offices are located at 7915 Jones Branch Drive, McLean, Virginia 22102.

On January 16, 2007, the Company acquired all of the outstanding capital stock of Advanced Technology Systems, Inc. (“ATSI”), a provider of systems integration and application development to the U.S. government, for $80.2 million in cash and 173,913 shares of Company Common Stock valued at $1.0 million.

ATSI provides software and systems development, systems integration, information technology infrastructure and outsourcing, information sharing, and consulting services primarily to U.S. government agencies. As part of its complete systems life-cycle approach, ATSI offers its clients an integrated full-service information technology infrastructure outsourcing solution that allows an agency to focus on its core mission while reducing costs and maintaining system uptime.

As of the close of business on February 28, 2007, the Company acquired Reliable Integration Services, Inc. (“RISI”), a 37-employee network systems integrator serving U.S. government defense and civilian agencies for approximately $1.3 million in cash, promissory notes and assumption of debt, plus $0.2 million in the Company’s Common Stock.

On September 1, 2007, the Company acquired Potomac Management Group, Inc. (“PMG”), a 149-employee information technology and multimedia services provider serving mostly U.S. government agencies, for approximately $16.6 million. In addition to this amount, there is the potential for $1.5 million of payments to the former owners should PMG meet certain performance objectives.

On November 9, 2007, the Company acquired Number Six Software, Inc. (“NSS”), a 175-employee provider of application development and information technology consulting to both government and commercial customers, for an aggregate consideration of approximately $34.5 million, which included $3.0 million in the form of the Company’s Common Stock valued at the average price over the 15-day period before the closing of the transaction, and promissory notes and deferred payments totaling approximately $5.5 million.

Following its acquisition of an operating business (ATSI), the Company expanded its client base, personnel and service offerings through its later acquisitions of RISI, PMG and NSS.  These acquisitions expanded federal network system integration, maritime security, and commercial applications development capabilities, as well as broadening its customer base to include the U.S. Coast Guard and Blue Cross Blue Shield, among many others. Effective December 31, 2007, the Company’s other subsidiaries resulting from the acquisitions were merged into ATSI.

The Company has never declared nor paid any cash dividends on its Common Stock.  The Company currently intends to retain all future earnings, if any, for use in the operations and expansion of business.  As a result, the Company does not anticipate paying cash dividends in the foreseeable future.  Any future determination as to the declaration and payment of cash dividends will be at the discretion of the board of directors and will depend on factors the board of directors deems relevant, including amount others, its results or operations, financial condition and cash requirements, business prospects, and the terms of credit facilities and other financing arrangements.  It is likely that the debt financing arrangements put into place in connection with its acquisitions will prohibit the Company from declaring or paying dividends without the consent of the Company’s lenders.

B.                                     Purpose of the Offer

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding. The Offer may also result in the Company raising additional capital. The Company believes that the substantial number of Warrants now outstanding creates confusion in the marketplace, as well as opportunities for arbitrage that adversely affect the trading price of the Company’s Common Stock.

C.                                     Interests of Directors and Officers

Each director of the Company who owns Warrants will exercise all of his Warrants pursuant to this Offer.  Such exercise may by through either cashless net exercise or reduced cash exercise, at the option of the director, but in accordance with the terms of the Offer.

There are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s Second Amended and Restated Certificate of Incorporation or Amended By-Laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.  The exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of additional shares of the Common Stock of the Company.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER AND EXERCISE SOME OR ALL OF HIS, HER OR ITS WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER AND EXERCISE HIS, HER OR ITS WARRANTS.

6.                                      PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The Common Stock and Warrants are listed on the Over-the-Counter Bulletin Board under the symbols ATCT.OB and ATCTW.OB, respectively. On April 3, 2008, the last reported sale prices of the Common Stock and Warrants were $2.60 and $0.13, respectively. The Company also has a current trading market for its Units. The Units also trade on the Over-the-Counter Bulletin Board under the symbol ATCTU.OB and on April 3, 2008 the closing sale price of the Units was $2.65.  Prior to January 30, 2007, the Company’s trading symbols were FDSA.OB, FDSAW.OB and FDSAU.OB for its Common Stock, Warrants and Units, respectively.

The Company recommends that holders obtain current market quotations for the Common Stock, among other factors, before deciding whether or not to exercise their Warrants.

The following table shows, for the last eight fiscal quarters, the high and low closing prices per share of the Common Stock, Warrants and Units as quoted on the Over-the-Counter Bulletin Board.  The Company’s Common Stock began trading on December 5, 2005.  The quotations listed below reflect interdealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions.

	Common Stock (ATCT)		Warrants (ATCTW)		Units (ATCTU)
2007	High	Low	High	Low	High	Low
First Quarter	$5.61	$3.50	$0.68	$0.35	$6.49	$4.75
Second Quarter	$3.90	$3.45	$0.41	$0.35	$4.75	$4.05
Third Quarter	$3.78	$3.35	$0.40	$0.32	$4.40	$4.20
Fourth Quarter	$3.70	$3.25	$0.40	$0.30	$4.34	$3.95

	Common Stock (FDSA)		Warrants (FDSAW)		Units (FDSAU)
2006	High	Low	High	Low	High	Low
First Quarter	$5.83	$5.32	$0.85	$0.47	$7.50	$6.28
Second Quarter	$5.75	$5.37	$1.04	$0.45	$7.70	$6.40
Third Quarter	$5.47	$5.35	$0.44	$0.28	$6.40	$6.01
Fourth Quarter	$5.63	$5.45	$0.36	$0.26	$6.30	$6.00

7.                                      SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exercise their existing Warrants, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants, other than minimal potential payments that may be made in lieu of fractional shares. The Company will use existing working capital to pay expenses associated with this Offer, estimated to be $500,000.

8.                                      TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS

Other than as set forth below, and as set forth in the Company’s Certificate of Incorporation and By-Laws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers identified above, and any other person with respect to the Warrants.

A.            Dealer Manager Agreement.  In connection with the Offer, CRT Capital Group LLC (“CRT”), will receive a fee equal to US $0.01 per Warrant tendered or exercised for cash, and accepted for exercise by the Company, pursuant to the terms of the Offer.  In addition, CRT is entitled to reimbursement of its reasonable out-of-pocket expenses for legal counsel and other costs.

B.            Warrant Agreement.  In connection with its initial public offering and the appointment of a warrant agent for its publicly traded Warrants, the Company’s legal predecessor entered into a Warrant Agreement with Continental Stock Transfer & Trust Company. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants. In addition, the Company has retained Continental Stock Transfer & Trust Company to act as the Depositary and Morrow & Co., LLC to act as the Information Agent. Morrow may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Each of Continental and Morrow will receive reasonable and customary compensation for its services in connection with the Company’s Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.                                      FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference the Company’s financial statements for the fiscal years ended December 31, 2007, 2006 and 2005 (successor) and the three months ended January 15, 2007 and fiscal years ended October 31, 2006 and 2005 (predecessor) that were furnished in the Company’s Annual Report on Form 10-K and filed with the U.S. Securities and Exchange Commission (“SEC”) on March 17, 2008, and as amended on March 21, 2008 and April 4, 2008.

The full text of all such filings with the SEC referenced above, as well as the other documents the Company has filed with the SEC prior to, or will file with the SEC subsequent to, the filing of this Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information

The following is a summary of selected statement of income data and balance sheet data for each period indicated. The selected financial data for the years ended December 31, 2007 and December 31, 2006 and for the period from April 12, 2005 (inception) to December 31, 2005 are derived from the Company’s audited financial statements and related notes.

The selected financial data presented below should be read in conjunction with the Company’s consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K.

Income statement data

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the period from April 12, 2005 (date of inception) through December 31, 2005	For the period from April 12, 2005 (date of inception) through December 31, 2006
Revenue	$106,887,039	$—	$—	$—
Operating costs	(105,813,129)	(1,167,701)	(133,161)	(1,300,862)
Interest (expense) income	(492,722)	5,551,779	819,167	6,370,946
Other income	248,612	—	—	—
Gain (loss) on warrant liability	(6,930,000)	5,880,000	(5,460,000)	420,000
Income (loss) before provision for taxes	(6,100,200)	10,264,078	(4,773,994)	5,490,084
(Provision) benefit for income taxes—current	(2,274,108)	(2,428,018)	(333,000)	(2,761,018)
—deferred	1,820,579	443,340	18,915	462,255
Net income (loss)	$(6,553,729)	$8,279,400	$(5,088,079)	$3,191,321

Weighted average number of shares outstanding—basic	18,848,722	26,250,000	10,599,810

Net income (loss) per share—basic	$(0.35)	$0.32	$(0.48)

Net income (loss)	$(6,553,729)	$8,279,400	$(5,088,079)

Gain on derivative liabilities attributed to warrants	—	5,880,000	—
Adjusted net income (loss)—for diluted earnings	$(6,553,729)	$2,399,400	$(5,088,079)
Weighted average shares outstanding	18,848,722	26,250,000	10,599,810

Shares from assumed conversion of warrants	—	3,887,477	—

Weighted average number of shares outstanding—diluted	18,848,722	30,137,477	10,599,810
Net income (loss) per shares—diluted	$(0.35)	$0.08	$(0.48)

Balance sheet data

	December 31, 2007	December 31, 2006	December 31, 2005
Cash and cash equivalents	$1,901,977	$213,395	$1,855,394
Restricted cash	1,278,489	—	—
Accounts receivable—net	31,191,784	—	—
Fixed assets—net	1,501,409	—	—
Income tax receivable	3,493,319	—	—
Deferred income tax—current	1,335,965	—	—
Goodwill	107,600,686	—	—
Intangibles—net	21,446,868	—	—
Investments held in trust (including interest receivable of $—, $89,737 and $39,444, respectively) and cash and cash equivalents held in trust fund	—	121,025,807	117,990,384
Other assets	940,466	638,750	106,751
Deferred acquisition costs	259,353	1,361,215	—
Total assets	$170,950,316	$123,239,167	$119,952,529
Total liabilities	$75,615,002	$15,153,241	$20,146,003
Common Stock subject to possible redemption (including interest income)	—	24,127,034	23,522,278
Total stockholders’ equity	95,335,314	83,958,892	76,284,248
Total liabilities and stockholders’ equity	$170,950,316	$123,239,167	$119,952,529

10.                               EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open.

There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. Federal securities laws. It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions to the Offer are:

(A)          the existence of an effective amendment to the Company’s registration statement on Form S-3 regarding the Common Stock issuable upon exercise of the Warrants; and

(B)          each Holder delivering to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

11.                               U.S. FEDERAL INCOME TAX CONSEQUENCES

A.                                   General

The following summary describes the material U.S. federal income tax considerations of the acquisition and ownership of Common Stock to holders who hold such Common Stock as capital assets and who acquire such Common Stock upon the exercise of the Warrants also held as capital assets.  This description also addresses the material U.S. federal income tax considerations of the Offer to holders of the Warrants.  This description does not purport to address the potential tax considerations that may be material to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•                                          financial institutions;

•                                          insurance companies;

•                                          real estate investment trusts;

•                                          regulated investment companies;

•                                          grantor trusts;

•                                          tax-exempt organizations;

•                                          dealers or traders in securities or currencies; or

•                                          holders that hold Common Stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of Common Stock or Warrants.  Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof.  All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein.  For purposes of this description, for U.S. federal income tax purposes a holder of Common Stock or Warrants is a “United States person” if such holder is:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons,” as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Common Stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership.  Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

This summary is included herein as general information only. Accordingly, each holder is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of participating in the Offer and of holding and disposing of the Company’s Common Stock.

B.                                     The Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer, the Company intends to treat your participation for U.S. federal income tax purposes in the manner described below.

If you elect to exercise via an exchange of 12.5 existing Warrants for one new share of Common Stock (i.e., a cashless net exercise), the Company will treat the transaction as a “recapitalization” exchange of warrants for new stock.  The consequences of such a recapitalization characterization would be that (i) the exchange of existing Warrants for new Common Stock would not cause recognition of gain or loss, (ii) your tax basis in the new Common Stock received in the exchange would be equal to the tax basis in your existing Warrants given in the exchange, and (iii) your holding period for the new Common Stock received in the exchange will include your holding period for the surrendered Warrants.  If you receive a cash payment in lieu of the receipt of a fractional share of Common Stock, you will recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received instead of the fractional share and the portion of your tax basis in the Warrants surrendered in the exchange that is allocable to the fractional share. The capital gain or loss will be long-term if the holding period for such surrendered Warrants is more than one year as of the date of the exchange.

If you elect to exercise an existing Warrant for cash by paying a reduced exercise price of $2.25 to receive one (1) share of Common Stock (i.e., a reduced cash exercise), the Company will treat the transaction as a “recapitalization” exchange of the existing Warrant for a “new” warrant having a $2.25 exercise price, followed by an exercise of the “new” warrant.  The consequences of such a transaction would be that (i) the deemed exchange of existing Warrants for “new” warrants would not cause recognition of gain or loss, (ii) your tax basis in the “new” warrants received in the deemed exchange would be equal to the tax basis in your existing Warrants given in the exchange, (iii) your tax basis in Common Stock received upon exercise of the “new” warrants will equal your basis in the exercised “new” warrants increased by the exercise price paid to acquire the stock; and (iv) your holding period for the Common Stock acquired upon the exercise of “new” warrants will begin on the day following the date of exercise.

If you do not participate in the Offer, the Company intends to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

The remainder of this summary assumes such treatment of participating and non-participating holders.  However, because the U.S. federal income tax consequences of the Offer are unclear, there can be no assurance in this regard and alternative characterizations are possible that would require you to recognize taxable income.  For example, if you are a participating holder, it is possible that the reduction of the exercise price of the Warrants could be treated as resulting in taxable gain from the exchange of existing Warrants for new warrants.  In addition, the holding period for Common Stock received in a cashless net exercise could be treated as beginning on the day following the date of the exchange (and not including the holding period of the surrendered Warrants).  Counsel will not render an opinion on the U.S. federal income tax consequences of the Offer or a holder’s participation in the Offer.  You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular situation, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Warrants (including basis information) and any Common Stock that you receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

C.                                     U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Company’s Common Stock applicable to “United States persons” (referred to below as “U.S. Holders”), subject to the limitations described above.

Ownership of Common Stock

Distributions of cash or property that the Company pays in respect of the Company’s Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in a U.S. Holder’s gross income upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by the Company to certain non-corporate U.S. holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Holder’s Common Stock, and thereafter will be treated as capital gain.

Dispositions of Common Stock

Upon a sale, exchange or other taxable disposition of shares of the Company’s Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such Holder’s adjusted tax basis in its shares of Common Stock.  Such capital gain or loss will be long-term capital gain or loss if such Holder has held such Common Stock for more than one year at the time of disposition.  The deductibility of capital losses is subject to limitations under the Code.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or exchange of Common Stock or Warrants made within the United States to a U.S. Holder, other than an exempt recipient (including a corporation), a payee that is not a United States person that provides an appropriate certification, and certain other persons.  If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

D.                                    Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Company’s Common Stock applicable to holders who are not “United States persons” (referred to below as “Non-U.S. Holders”), subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of the Company’s Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Ownership of Common Stock

Distributions of cash or property that the Company pays in respect of its Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of the Company’s Common Stock. If the amount of a distribution exceeds its current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in its Common Stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of the Company’s Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Common Stock unless:

•                                          the gain is U.S. trade or business income;

•                                          the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources); or

•                                          the Company is or has been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock (in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income).

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If the Company is determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of the Company’s Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. The Company does not believe that it is currently a USRPHC, and it does not anticipate becoming a USRPHC in the future. However, no assurance can be given that the Company will not be a USRPHC, or that its Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of the Company’s Common Stock.

U.S. Backup Withholding Tax and Information Reporting Requirements

The Company must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of Common Stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person.

The payment of the proceeds from the disposition of the Company’s Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the Company’s Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the Company’s Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of Common Stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

12.                               RISK FACTORS; FORWARD-LOOKING STATEMENTS

The following are what the Company believes to be its material risks.  Additional risks and uncertainties not presently know to the Company or that the Company currently deems immaterial also may impair the Company’s business operations. If any of the matters identified as potential risks materialize, the Company’s business could be harmed. In that event, the trading price of the Company’s Common Stock could decline to prices below that paid pursuant to an exercise of the Warrants.

Risks Associated with the Acquisitions of the Company

Certain key personnel who have joined the Company and will join the Company as a result of acquisitions may be unfamiliar with the requirements of operating a public company, which may adversely affect operations, including significantly reducing revenues and net income, if any.

As a result of the Company’s acquisitions, it has acquired some members of its management team who do not have public company experience and are unfamiliar with the requirements of operating a public company under U.S. securities laws, which could cause the Company to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect operations, including significantly reducing revenues and net income to the extent these employees are performing direct services.

The Company may not be successful in identifying acquisition candidates and, if it undertakes acquisitions, they could be expensive, increase costs or liabilities, or disrupt the Company’s business. Additionally, if the Company is unable to successfully integrate companies it acquires, its revenue and operating results may be impaired.

One of the Company’s strategies is to augment its organic growth through acquisitions. In addition to the acquisition of ATSI, the Company has completed three acquisitions of complementary companies in the last year. The Company may not be able to identify suitable acquisition candidates at prices that it considers appropriate or to finance acquisitions on terms that are satisfactory to it. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in leverage or dilution of ownership. Additionally, negotiations of potential acquisitions and the integration of acquired business operations could disrupt business by diverting management attention away from day-to-day operations and the Company may not be able to successfully integrate the companies it acquires. The Company also may not realize cost efficiencies or synergies that it anticipated when selecting acquisition candidates. Acquired companies may have liabilities or adverse operating issues that the Company fails to discover through due diligence. Any costs, liabilities, or disruptions associated with future acquisitions could harm operating results. In addition, following the integration of acquired companies, the Company may experience increased attrition, including but not limited to key employees of acquired companies, which could reduce future revenue.

The Company’s stockholders are dependent on a single business.

The Company’s stockholders are dependent upon the performance of ATSI and its business and other acquired businesses. ATSI will remain subject to a number of risks, including those that relate generally to the federal services industry. See “Risks Related to the Company’s Business and Operations.”

As a result of the Company’s acquisitions, it has substantial amounts of goodwill and intangible assets, and changes in future business conditions could cause these assets to become impaired, requiring substantial write-downs that would adversely affect financial results.

The Company’s acquisitions involved purchase prices well in excess of tangible asset values, resulting in the creation of a significant amount of goodwill and other intangible assets. As of December 31, 2007, goodwill and purchased intangibles accounted for approximately $108 million and $21 million, or approximately 63% and 13%, respectively, of total assets. The Company plans to continue acquiring businesses if and when opportunities arise, further increasing these amounts. To the extent that the Company determines that such an asset has been impaired, it will write down its carrying value on the balance sheet and book an impairment charge in the statement of operations.

The Company amortizes finite lived intangible assets over their estimated useful lives, and also reviews them for impairment. If, as a result of acquisitions or otherwise, the amount of intangible assets being amortized increases, so will the amortization charges to operations in future periods.

If the benefits of various acquisitions do not meet the expectations of financial or industry analysts, the market price of the Company’s Common Stock may decline.

The market price of the Company’s Common Stock may decline as a result of its acquisitions if:

•                                          it does not achieve the perceived benefits of the acquisitions as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•                                          the effect of the acquisitions on the Company’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price.

Members of the Company’s board of directors may have conflicts of interest that could hinder the Company’s ability to make acquisitions.

One of the Company’s growth strategies is to make selective acquisitions of complementary businesses. Two of its directors, Messrs. Jacks and Schulte, are principals of CM Equity Partners, a sponsor of private equity funds. Some of these funds are focused on investments in, among other things, businesses in the federal services sector. Messrs. Jacks and Schulte also serve on the boards of a number of CM Equity Partners portfolio companies and, with Dr. Bersoff, are members of the board of directors of ICF International, Inc., a diversified federal services business that plans to grow in part through acquisitions. It is possible that CM Equity Partners and related funds and portfolio companies and ICF International, Inc. could be interested in acquiring businesses that the Company would also be interested in, and these relationships could hinder its ability to carry out its acquisition strategy.

The Company may not have sufficient financial resources to carry out its acquisition strategy; it may need to use its stock to fund acquisitions to a greater extent than originally intended.

Following the acquisition of ATSI in January 2007, the Company announced a Common Stock repurchase program which was concluded on September 7, 2007. As a result of that program, the Company repurchased a total of 2,811,400 shares of Common Stock for a total of approximately $13.5 million and 5,619,805 Warrants for approximately $2.1 million. These stock and warrant repurchases significantly reduced the amount of cash available to fund acquisitions. As a result, the Company may have to incur more debt, or issue more Common Stock or other equity securities, than would otherwise have been necessary in connection with acquisitions, and it may not have sufficient financial resources to carry out its acquisition strategy to the extent the Company initially planned.

If third parties bring claims against the Company or if any of the entities it has acquired have breached any of their representations, warranties or covenants set forth in the acquisition agreement for each respective transaction, the Company may not be adequately indemnified for any losses arising therefrom.

Although the stock purchase and merger agreements governing the Company’s acquisitions generally provide that the selling shareholders will indemnify it for losses arising from a breach of the representations, warranties and covenants by the selling party set forth in the stock purchase or merger agreement, such indemnification is limited, in general terms, to aggregate monetary amounts with deductibles. In addition, with some exceptions, the survival period for claims under the stock purchase and merger agreements are limited to specific periods of time. The Company will be prevented from seeking indemnification for most claims above the aggregate threshold or arising after the applicable survival period.

Risks Associated with Management

Loss of the Company’s President and Chief Executive Officer could hurt its operations and its expansion efforts.

The Company relies heavily on its President and Chief Executive Officer, Dr. Edward H. Bersoff.  The loss of Dr. Bersoff could have an adverse effect on the Company because it relies on his extensive experience and contacts in the government services industry. Not only would the Company suffer from a loss of his expertise and experience if he were to leave, but it would likely incur additional costs in connection with the identification of possible acquisition targets.  The Company has entered into an employment agreement with Dr. Bersoff extending his employment term as Chief Executive Officer through December 31, 2008.

Risks Related to the Company’s Business and Operations

The loss or impairment of ATSI’s relationship with the U.S. government and its agencies could adversely affect the Company’s business.

ATSI derived approximately 70% of its total revenue in fiscal 2007 from contracts with the U.S. government and government-sponsored enterprises. The Company expects that U.S. government contracts will continue to be a significant source of revenue for the foreseeable future. If ATSI or any of its partners is suspended or prohibited from contracting with the U.S. government generally or any agency or related entity, if ATSI’s reputation or relationship with government agencies is impaired, or if the U.S. government or any agency or related entity ceased doing business with them or significantly decreases the amount of business it does with them, the Company’s business, prospects, financial condition and operating results could be significantly impaired.

Changes by the U.S. government in its spending priorities may cause a reduction in the demand for the products or services that the Company may ultimately offer, which could adversely affect business.

Changes in the U.S. government budgetary priorities could directly affect the Company’s financial performance. Government expenditures tend to fluctuate based on a variety of political, economic and social factors. A significant decline in government expenditures, or a shift of expenditures away from programs the Company supports, or a change in U.S. government contracting policies causing its agencies to reduce their expenditures under contracts, to exercise their right to terminate contracts at any time without penalty, not to exercise options to renew contracts or to delay or not enter into new contracts, could adversely affect the Company’s business, prospects, financial condition or operating results.

The Company is required to comply with complex procurement laws and regulations, and the cost of compliance with these laws and regulations and penalties and sanctions for any non-compliance could adversely affect its business.

The Company is required to comply with laws and regulations relating to the administration and performance of U.S. government contracts, which affect how it does business with customers and impose added costs on business. If a government review or investigation uncovers improper or illegal activities, the Company may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. government agencies, any of which could materially adversely affect business, prospects, financial condition or operating results.

The U.S. government may reform its procurement or other practices in a manner adverse to the Company.

Because the Company derives a significant portion of its revenues from contracts with the U.S. government or its agencies, the Company believes that the success and development of its business will depend on its continued successful participation in federal contracting programs. The U.S. government may reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair the Company’s ability to obtain new contracts. It also could adopt new contracting methods to General Services Administration, or GSA, or other government-wide contracts, or adopt new standards for contract awards intended to achieve certain socio- economic or other policy objectives, such as establishing new set-aside programs for small or minority-owned businesses. In addition, the U.S. government may face restrictions from new legislation or regulations, as well as pressure from government employees and their unions, on the nature and amount of services the U.S. government may obtain from private contractors. These changes could impair the Company’s ability to obtain new contracts. Any new contracting methods could be costly or administratively difficult for it to implement and, as a result, could harm its operating results.

Government contracts are usually awarded through a competitive bidding process that entails risks not present in other circumstances.

A significant portion of the Company’s contracts and task orders with the U.S. government is awarded through a competitive bidding process. The Company expects that much of the business it seeks in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many government clients to increasingly purchase goods and services through indefinite delivery/indefinite quantity, or ID/IQ, contracts, GSA schedule contracts and other government-wide acquisition contracts, or GWACs. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring the Company to make sustained post-award efforts to realize revenue under each such contract. Competitive bidding presents a number of risks, including without limitation:

•                                          the need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•                                          the substantial cost and managerial time and effort that the Company may spend to prepare bids and proposals for contracts that may not be awarded to it;

•                                          the need to estimate accurately the resources and cost structure that will be required to service any contract the Company awards; and

•                                          the expense and delay that may arise if the Company or its partners’ competitors protest or challenge contract awards made to the Company or its partners pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If the Company is unable to consistently win new contract awards over any extended period, its business and prospects will be adversely affected, and that could cause the Company’s actual results to be adversely affected. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that the Company will win any particular bid, or that it will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of its significant contracts could cause its actual results to be adversely affected.

Restrictions on or other changes to the U.S. government’s use of service contracts may harm the Company’s operating results.

The Company derives a significant amount of its revenue from service contracts with the U.S. government. The U.S. government may face restrictions from new legislation, regulations or government union pressures, on the nature and amount of services the government may obtain from private contractors. Any reduction in the government’s use of private contractors to provide federal services would adversely impact its business.

The Company’s contracts with the U.S. government and its agencies are subject to audits and cost adjustments.

U.S. government agencies, including the Defense Contract Audit Agency, or the DCAA, routinely audit and investigate government contracts and government contractors’ incurred costs, administrative processes and systems. These agencies review the Company’s performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review compliance with government regulations and policies and the adequacy of the Company’s internal control systems and policies, including its purchase, property, estimation, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems are found not to comply with requirements, the Company may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect the Company’s ability to compete for or perform contracts. Therefore, an unfavorable outcome by an audit by the DCAA or another government agency could cause actual results to be adversely affected and differ materially from those anticipated. If a government investigation uncovers improper or illegal activities, the Company may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the U.S. government. In addition, the Company could suffer serious reputational harm if allegations of impropriety were made against it. Each of these results could cause actual results to be adversely affected.

A portion of the Company’s business depends upon obtaining and maintaining required security clearances, and its failure to do so could result in termination of certain of its contracts or cause it to be unable to bid or rebid on certain contracts.

Some U.S. government contracts require the Company’s employees to maintain various levels of security clearances, and it may be required to maintain certain facility security clearances complying with U.S. government requirements.

Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If employees are unable to obtain or retain security clearances or if such employees who hold security clearances terminate their employment with the Company, the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon expiration. To the extent the Company is not able to engage employees with the required security clearances for a particular contract, it may not be able to bid on or win new contracts, or effectively re-bid on expiring contracts, which could adversely affect business.

In addition, the Company expects that some of the contracts on which it bids will require it to demonstrate its ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. A facility security clearance is an administrative determination that a particular facility is eligible for access to classified information or an award of a classified contract. A contractor or prospective contractor must meet certain eligibility requirements before it can be processed for facility security clearance. Contracts may be awarded prior to the issuance of a facility security clearance, and in such cases the contractor is processed for facility security clearance at the appropriate level and must meet the eligibility requirements for access to classified information. The Company’s ability to obtain and maintain facility security clearances has a direct impact on its ability to compete for and perform U.S. government contracts, the performance of which require access to classified information. The Company does not expect potential acquisitions to endanger its facility clearances. However, to the extent that any acquisition or merger contemplated by the Company might adversely impact the Company’s eligibility for facility security clearance, the U.S. government could revoke its facility security clearance if the Company is unable to address adequately concerns regarding potential unauthorized access to classified information.

The Company may not receive the full amounts authorized under the contracts included in backlog, which could reduce revenue in future periods.

The Company’s backlog consists of funded backlog, which is based on amounts actually obligated by a client for payment of goods and services, and unfunded backlog, which is based upon management’s estimate of the future potential of the Company’s existing contracts and task orders, including options, to generate revenue.  The Company’s unfunded backlog may not result in actual revenue in any particular period, or at all, which could cause its actual results to differ materially from those anticipated.

Without additional Congressional appropriations, some of the contracts included in the Company’s backlog will remain unfunded, which could significantly harm its prospects.

Although many of the Company’s U.S. government contracts require performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, the Company’s contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nevertheless, the Company estimates its share of the contract values, including values based on the assumed exercise of options relating to these contracts, in calculating the amount of its backlog.  Because the Company may not receive the full amount expected under a contract, the estimate of backlog may be inaccurate.

Loss of the Company’s GSA contracts or GWACs would impair its ability to attract new business.

The Company is a prime contractor under several GSA contracts, blanket purchase agreements, and GWAC schedule contracts. Its ability to continue to provide services under these contracts will continue to be important to its business because of the multiple opportunities for new engagements each contract provides. If the Company were to lose its position as prime contractor on one or more of these contracts, the Company could lose substantial revenues and its operating results could be adversely affected. The Company’s GSA contracts and other GWACs have an initial term of five or more years, with multiple options exercisable at the government client’s discretion to extend the contract for one or more years. There can be no assurances that government clients will continue to exercise the options remaining on current contracts, nor can the Company be assured that future clients will exercise options on any contracts the Company may receive.

U.S. government contracts often contain provisions that are unfavorable, which could adversely affect the Company’s business.

U.S. government contracts contain provisions and are subject to laws and regulations that give the U.S. government rights and remedies not typically found in commercial contracts, including, without limitation, allowing the U.S. government to:

•                                          terminate existing contracts for convenience, as well as for default;

•                                          establish limitations on future services that can be offered to prospective clients based on conflict of interest regulations;

•                                          reduce or modify contracts or subcontracts;

•                                          cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•                                          decline to exercise an option to renew a multi-year contract;

•                                          claim intellectual property rights in products provided by the Company; and

•                                          suspend or bar the Company from doing business with the federal government or with a governmental agency.

If a government client terminates one of the Company’s contracts for convenience, it may recover only its incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If a federal government client were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of the Company’s significant contracts or suspend or debar the Company from doing business with government agencies, its revenue and operating results would be materially harmed.

The Company’s failure to comply with complex procurement laws and regulations could cause it to lose business and subject it to a variety of penalties.

The Company must comply with laws and regulations relating to the formation, administration, and performance of federal government contracts, which affect how the Company does business with its government clients and may impose added costs on its business. Among the most significant regulations are:

•                                          the Federal Acquisition Regulation, and agency regulations analogous or supplemental to the Federal Acquisition Regulation, which comprehensively regulate the formation, administration, and performance of government contracts, including provisions relating to the avoidance of conflicts of interest and intra-organizational conflicts of interest;

•                                          the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with some contract negotiations;

•                                          the Procurement Integrity Act, which requires evaluation of ethical conflicts surrounding procurement activity and establishing certain employment restrictions for individuals who participate in the procurement process;

•                                          the Cost Accounting Standards, which impose accounting requirements that govern the Company’s right to reimbursement under some cost-based government contracts;

•                                          laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of specified products, technologies, and technical data;

•                                          laws surrounding lobbying activities a corporation may engage in and operation of a Political Action Committee established to support corporate interests; and

•                                          compliance with antitrust laws.

If a government review or investigation uncovers improper or illegal activities, the Company may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to its reputation, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. The government may, in the future, reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair the Company’s ability to obtain new contracts. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the federal government, each of which could lead to a material reduction in its revenue.

The markets the Company competes in are highly competitive, and many of the companies it competes against have substantially greater resources.

The markets in which the Company operates include a large number of participants and are highly competitive. Many of its competitors may compete more effectively than the Company can because they are larger, better financed and better known companies. In order to stay competitive, the Company must also keep pace with changing technologies and client preferences. If the Company is unable to differentiate its services from those of its competitors, its revenue may be adversely affected. In addition, its competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than the Company can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies who are better able to compete against the Company. The results of these competitive pressures could cause the Company’s business to be adversely affected.

The Company failure to attract and retain qualified employees, including its senior management team, may adversely affect the Company’s business.

The Company’s continued success depends to a substantial degree on its ability to recruit and retain the technically skilled personnel it needs to serve clients effectively. The Company’s business involves the development of tailored solutions for its clients, a process that relies heavily upon the expertise and services of employees. Accordingly, the Company’s employees are its most valuable resource. Competition for skilled personnel in the information technology services industry is intense, and technology service companies often experience high attrition among their skilled employees. There is a shortage of people capable of filling these positions, and they are likely to remain a limited resource for the foreseeable future. Recruiting and training these personnel requires substantial resources. The Company’s failure to attract and retain technical personnel could increase its costs of performing its contractual obligations, reduce its ability to efficiently satisfy its clients’ needs, limit its ability to win new business and constrain future growth.

The Company’s debt includes covenants that restrict its activities and create the risk of defaults, which could impair the value of its stock.

The Company’s debt financing arrangements contain a number of significant covenants that, among other things, restrict its ability to dispose of assets; incur additional indebtedness; make capital expenditures; pay dividends; create liens on assets; enter into leases, investments and acquisitions; engage in mergers and consolidations; engage in certain transactions with affiliates; and otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, the Company’s financing arrangements require it to maintain specified financial ratios and comply with financial tests, some of which may become more restrictive over time. The failure to fulfill the requirements of debt covenants, if not cured through performance or an amendment of the financing arrangements, could have the consequences of a default described in the risk factor below. There is no assurance that the Company will be able to fulfill its debt covenants, maintain these ratios, or comply with these financial tests in the future, nor is there any assurance that it will not be in default under its financial arrangements in the future.

A default under the Company’s debt could lead to a bankruptcy or other financial restructuring that would significantly adversely affect the value of its stock.

In the event of a default under its financing arrangements, the lenders could, among other things, (i) declare all amounts borrowed to be due and payable, together with accrued and unpaid interest, (ii) terminate their commitments to make further loans, and (iii) proceed against the collateral securing the obligations owed to them. The Company’s senior debt is secured by substantially all of its assets. Defaults under additional indebtedness it incurs in the future could have these and other effects. Any such default could have a significant adverse effect on the value of its stock.

A default under the Company’s debt could lead to the bankruptcy, insolvency, financial restructuring or liquidation. In any such event, the Company’s stockholders would be entitled to share ratably in its assets available for distribution only after the payment in full to the holders of all of its debt and other liabilities. There can be no assurance that, in any such bankruptcy, insolvency, financial restructuring or liquidation, stockholders would receive any distribution whatsoever.

If the Company is unable to fund its capital expenditures, it may not be able to continue to develop new offerings and services, which would have a material adverse effect on its business.

In order to fund the Company’s capital expenditures, it may be required to incur borrowings or raise capital through the sale of debt or equity securities. The Company’s ability to access the capital markets for future offerings may be limited by its financial condition at the time of any such offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. The Company’s failure to obtain the funds for necessary future capital expenditures would limit its ability to develop new offerings and services and could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company’s employees may engage in misconduct or other improper activities, which could harm its business.

The Company is exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses or falsifying time records. Employee misconduct could also involve the improper use of its clients’ sensitive or classified information, which could result in regulatory sanctions against it and serious harm to its reputation. It is not always possible to deter employee misconduct, and the precautions the Company takes to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm its business.

The Company’s failure to obtain and maintain necessary security clearances may limit its ability to perform classified work for government clients, which could cause it to lose business.

Some government contracts require the Company to maintain facility security clearances and require some of its employees to maintain individual security clearances. If the Company’s employees lose or are unable to timely obtain security clearances, or the Company loses a facility clearance, the government client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent the Company cannot obtain the required security clearances for its employees working on a particular contract, or the Company fails to obtain them on a timely basis, the Company may not derive the revenue anticipated from the contract, which could harm its operating results.

The Company may be unable to protect or enforce its intellectual property rights.

The protection of the Company’s trade secrets, proprietary know-how, technological innovations, other proprietary information and other intellectual property protections in the U.S. and other countries may be critical to its success. The Company may rely on a combination of copyright, trademark, trade secret laws and contractual restrictions to protect any proprietary technology or other rights it may have or acquire. Despite its efforts, the Company may not be able to prevent misappropriation of those proprietary rights or deter independent development of technologies that compete with it. Litigation may be necessary in the future to enforce the Company’s intellectual property rights, to protect it trade secrets, or to determine the validity and scope of the proprietary rights of others. It is also possible that third parties may claim the Company has infringed their patent, trademark, copyright or other proprietary rights. Claims or litigation, with or without merit, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company’s competitive position and business.

The Company may be harmed by intellectual property infringement claims.

The Company may become subject to claims from its employees and third parties who assert that intellectual property that the Company uses in delivering services and business solutions to its clients infringe upon intellectual property rights of such employees or third parties. The Company’s employees develop much of the intellectual property that it uses to provide its services and business solutions to its clients, but it also licenses technology from other vendors. If the Company’s vendors, employees, or third parties assert claims that it or its clients are infringing on their intellectual property, the Company could incur substantial costs to defend those claims. In addition, if any of these infringement claims is ultimately successful, it could be required to:

•                                          cease selling and using products and services that incorporate the challenged intellectual property;

•                                          obtain a license or additional licenses from the Company’s vendors or other third parties; and

•                                          redesign its products and services that rely on the challenged intellectual property.

Any of these outcomes could further adversely affect the Company’s operating results.

The Company’s quarterly revenue, operating results and profitability could be volatile.

The Company’s quarterly revenue, operating results and profitability may fluctuate significantly and unpredictably in the future.

Factors which may contribute to the volatility of quarterly revenue, operating results or profitability include:

•                                          fluctuations in revenue earned on contracts;

•                                          commencement, completion, and termination of contracts during any particular quarter;

•                                          variable purchasing patterns under GSA Schedule contracts, and agency- specific ID/IQ contracts;

•                                          additions and departures of key personnel;

•                                          changes in the Company’s staff utilization rates;

•                                          timing of significant costs, investments and/or receipt of incentive fees;

•                                          strategic decisions by the Company and its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments, and changes in business strategy;

•                                          contract mix and the extent of use of subcontractors;

•                                          changes in policy and budgetary measures that adversely affect government contracts; and

•                                          any seasonality of its business.

Therefore, period-to-period comparisons of the Company’s operating results may not be a good indicator of its future performance. The Company’s quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may have an adverse affect on the market price of its Common Stock.

Furthermore, reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of the Company’s expenses are fixed in the short-term. The Company may incur significant operating expenses during the start-up and early stages of large contracts and may not receive corresponding payments or revenue in that same quarter. The Company may also incur significant or unanticipated expenses or both when contracts expire, are terminated, or are not renewed. In addition, payments due to it from government agencies and departments may be delayed due to billing cycles, as a result of failures of governmental budgets to gain Congressional and administration approval in a timely manner, and for other reasons.

If subcontractors on the Company’s prime contracts are able to secure positions as prime contractors, the Company may lose revenue.

For each of the past several years, as the GSA Schedule contracts have increasingly been used as contract vehicles, the Company has received substantial revenue from government clients relating to work performed by other firms acting as subcontractors to it. In some cases, companies that have not held GSA Schedule contracts have approached the Company in its capacity as a prime contractor, seeking to perform services as its subcontractor for a government client. Some of the providers that are currently acting as subcontractors to the Company may in the future secure positions as prime contractors upon renewal of a GSA Schedule contract. If one or more of the Company’s current subcontractors is awarded prime contractor status in the future, it could reduce or eliminate its revenue for the work they were performing as subcontractors to the Company. Revenue derived from work performed by ATSI’s subcontractors for fiscal years 2005, 2006 and 2007 represented 28%, 26% and 28% of the Company’s gross revenue, respectively.

If the Company’s subcontractors fail to perform their contractual obligations, the Company’s performance as a prime contractor and its ability to obtain future business could be materially and adversely impacted.

The Company’s performance of government contracts may involve the issuance of subcontracts to other companies upon which it relies to perform all or a portion of the work. The Company is obligated to deliver to its clients. A failure by one or more of its subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely affect the Company ability to perform its obligations as a prime contractor.

In extreme cases, a subcontractor’s performance deficiency could result in the government terminating the Company’s contract for default. A default termination could expose it to liability for excess costs of reprocurement by the government and have a material adverse effect on the Company’s ability to compete for future contracts and task orders.

The Company sometimes incurs costs before a contract is executed or appropriately modified. To the extent a suitable contract or modification is not later signed and these costs are not reimbursed, the Company’s revenues and profits will be reduced.

When circumstances warrant, the Company sometimes incurs expenses and performs work without a signed contract or appropriate modification to an existing contract to cover such expenses or work. When it does so, it is working “at-risk,” and there is a chance that the subsequent contract or modification will not ensue, or if it does, that it will not allow the Company to be paid for the expenses already incurred or work already performed or both. In such cases, the Company has generally been successful in obtaining the required contract or modification, but any failure to do so in the future could adversely affect operating results.

The Company may lose money or incur financial penalties if it agrees to provide services under a performance-based contract arrangement.

Under certain performance-based contract arrangements, the Company is paid only to the extent its customer actually realizes savings or achieves some other performance-based improvements that result from its services. In addition, the Company may also incur certain penalties. Performance-based contracts could impose substantial costs and risks, including:

•                                          the need to accurately understand and estimate in advance the improved performance that might result from Company services;

•                                          the lack of experience both the Company and its primary customers have in using this type of contract arrangement; and

•                                          the requirement that the Company incurs significant expenses with no guarantee of recovering these expenses or realizing a profit in the future.

Even if the Company successfully executes a performance-based contract, its interim operating results and cash flows may be negatively affected by the fact that it may be required to incur significant up-front expenses prior to realizing any related revenue.

If the Company is unable to manage its growth, its business may be adversely affected.

Sustaining the Company’s growth may place significant demands on its management, as well as on its administrative, operational and financial resources. If it sustains significant growth, the Company must improve its operational, financial and management information systems and expand, motivate and manage its workforce. If the Company is unable to do so, or if new systems that it implements to assist in managing any future growth do not produce the expected benefits, its business, prospects, financial condition or operating results could be adversely affected.

Risks Related to the Company’s Capital Structure and the Company’s Warrants

Because the Company does not currently intend to pay dividends on its Common Stock, stockholders will benefit from an investment in Company Common Stock only if it appreciates in value.

The Company has never declared nor paid any cash dividends on Common Stock. The Company currently intends to retain all future earnings, if any, for use in the operations and expansion of its business. As a result, it does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of the Company’s board of directors and will depend on factors the board of directors deems relevant, including, among others, results of operations, financial condition and cash requirements, business prospects, and the terms of credit facilities and other financing arrangements. It is likely that the debt financing arrangements the Company put into place will prohibit it from declaring or paying dividends without the consent of its lenders. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of the Company’s Common Stock.  There is no guarantee that the Company’s Common Stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

The significant number of the Company’s outstanding Warrants may place a ceiling on, or otherwise adversely affect, the value of its Common Stock.

The Company has 36,380,195 outstanding Warrants to purchase shares of its Common Stock at an exercise price of $5.00 per share, and 19,251,777 outstanding shares of Common Stock as of April 3, 2008.  To the extent the 36,380,195 outstanding Warrants are not tendered for exercise pursuant to the Company’s warrant tender offer that commenced April 8, 2008, such Warrants will remain outstanding and may be exercised if the $5.00 per share exercise price for the Warrants is below the market price of the Company’s Common Stock.  To the extent the Warrants are exercised, additional shares of the Company’s Common Stock will be issued, which will result in dilution to stockholders and increase the number of shares eligible for resale in the public market.  Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

If certain stockholders exercise their registration rights, it may have an adverse effect on the market price of the Company’s Common Stock.

The Company’s initial stockholders are entitled to demand that the Company register the resale of their shares of Common Stock in certain circumstances. If the Company’s initial stockholders exercise their registration rights with respect to all of their shares of Common Stock purchased prior to the public offering, then there will be an additional 2,625,000 shares of Common Stock eligible for trading in the public market. The Company also granted registration rights to former shareholders of ATSI, who received 173,913 shares of its Common Stock upon the closing of the ATSI acquisition. The Company also granted registration rights with respect to 46,296 shares of Common Stock in connection with its March 1, 2007 acquisition of RISI, granted registration rights with respect to 134,408 shares of Common Stock in connection with its August 31, 2007 acquisition of PMG, and granted registration rights with respect to 845,812 shares of Common Stock in connection with its November 9, 2007 acquisition of NSS. The presence of this additional number of shares of Common Stock eligible for trading in the public market may have an adverse effect on the market price of the Company’s Common Stock.

You will not be able to exercise your Warrants if the Company does not have an effective amended registration statement in place when you desire to do so.

No Warrants will be exercisable, and the Company will not be obligated to issue shares of Common Stock upon exercise of Warrants by a holder unless, at the time of such exercise, it has a registration statement under the Securities Act in effect covering the shares of Common Stock issuable upon the exercise of the Warrants and a current prospectus relating to that Common Stock.  The Company currently has such an effective registration statement and the related prospectus is current.  The Company has agreed to use its best efforts to keep the prospectus current until the Warrants expire or are redeemed.  However, the Company cannot assure you that it will be able to do so.  The Warrants may be deprived of any value, the market for the Warrants may be limited and the Warrants may expire worthless if there is no effective amendment to the Company’s current registration statement covering the shares of Common Stock issuable upon the exercise of the Warrants pursuant to the Company’s warrant tender offer, or if the prospectus relating to the Common Stock issuable upon such exercise of the Warrants is not current.  If the Warrants expire worthless, this would mean that a person who paid $6.00 for a Unit in the Company’s initial public offering and who did not sell the Warrants included in the Unit would have effectively paid $6.00 for one share of the Company’s Common Stock.

The warrant agreement governing the Company’s Warrants permits it to redeem the Warrants and it is possible that the Company could redeem the Warrants at a time when a prospectus has not been current, resulting in the warrant holder receiving less than fair value of the warrant or the underlying Common Stock.

Under section 6 of the warrant agreement governing the Company’s outstanding Warrants, it has the right to redeem outstanding Warrants, at any time prior to their expiration, at the price of $0.01 per warrant, provided that the last sales price of its Common Stock has been at least $8.50 per share on each of 20 trading days within any 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. Section 6 of the warrant agreement does not require, as a condition to giving notice of redemption, that the Company has in effect—during either the redemption measurement period or at the date of notice of redemption—a current prospectus relating to the Common Stock issuable upon exercise of its Warrants. Thus, it is possible that the Company could issue a notice of redemption of the Warrants following a time when holders of the Company’s Warrants have been unable to exercise their Warrants and thereafter immediately resell the underlying Common Stock under a current prospectus. Under such circumstances, rather than face redemption at a nominal price per warrant, warrant holders could be forced to sell the Warrants or the underlying Common Stock for less than fair value.

Over-the-Counter Bulletin Board quotation of the Company’s securities limits the liquidity and price of its securities.

Quotation of the Company’s securities on the Over-the-Counter Bulletin Board limits the liquidity and price of its securities more than if its securities were quoted or listed on the American Stock Exchange (“AMEX”) or NASDAQ.  Although the Company is in the process of applying for listing of its Common Stock on AMEX and it ultimately intends to apply for listing of its Common Stock on NASDAQ, the Company cannot assure you that it will satisfy the applicable listing requirements.

Risks Associated with Limited Experience as a Public Company

Fiscal year 2008 will be the first full year of ATSI operating as a public company.  Fulfilling the Company’s obligations incident to being a public company will be expensive and time consuming.

Until January 2007, the Company maintained limited disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws, but it has been required to maintain and establish internal controls over financial reporting as is required with respect to the business of ATSI.  Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC, the Company has implemented additional internal and disclosure control procedures and corporate governance practices and now adheres to a variety of reporting requirements and complex accounting rules.  Compliance with these obligations have required and will continue to require significant management time, significant additional demands on the Company’s finance and accounting staff and on its financial, accounting and information systems, and increase its insurance, legal and financial compliance costs.  The Company has hired additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to document and test the effectiveness of its internal controls over financial reporting in accordance with an established COSO internal control framework and to report on its conclusion as to the effectiveness of its internal controls.  It also requires an independent registered public accounting firm to test the Company’s internal controls over financial reporting and report on the effectiveness of such controls.

Until the Company’s acquisition of ATSI in January 2007, it had no operations, no full-time personnel and very few personnel of any kind.  The Company’s activities from inception in April 2005 and into 2006 were focused on completing its initial public offering, identifying acquisition candidates and then completing the acquisition of ATSI.  Most of the proceeds of the initial public offering were deposited and held in trust until the completion of the acquisition of ATSI.  As a result of these factors, the Company had neither the resources, nor the personnel, to have in place adequate internal controls.  As a result, the Company did have material weaknesses in its internal controls over financial reporting for the year ended December 31, 2006 relating primarily to its inability to segregate duties and lack of documentation of the policies and procedures.

With the completion of the Company’s acquisitions, and a new Chief Financial Officer and controller, it has additional personnel, access to financial and internal control systems, and actual operations.  The Company has addressed the internal controls deficiencies identified in 2006 and now has effective internal controls in place.

The Company cannot be certain that it will be able to maintain adequate internal controls over its financial processes and reporting in the future.  Any failure to implement required new and improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations.  If the Company is unable to conclude that it has effective internal controls over financial reporting, or if its independent auditors are unable to provide it with an unqualified report regarding the effectiveness of its internal controls over financial reporting in future periods, investors could lose confidence in the reliability of the Company’s financial statements, which could result in a decrease in the value of its Common Stock. Failure to comply with Section 404 could potentially subject the Company to sanctions or investigations by the SEC, AMEX, NASDAQ or other regulatory authorities.

13.                               ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, nor will exercises or tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and holders should consult with personal advisors if holders have questions about their financial or tax situation. The information about this Offer from the Company is limited to this document.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

ATS Corporation
7915 Jones Branch Road
McLean, Virginia 22102
(703) 506-0088

THE DEPOSITARY FOR THE COMPANY’S OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

17 BATTERY PLACE 8TH FLR

NEW YORK, NY 10004

BY FACSIMILE TRANSMISSION:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

FACSIMILE: (212) 616-7610

CONFIRM BY TELEPHONE:

(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE COMPANY’S OFFER IS:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (800) 662-5200

Holders Call Toll Free: (800) 607-0088

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.

REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE INFORMATION AGENT.